                                                                    EXHIBIT 23.2

                        CONSENT OF INDEPENDENT AUDITORS


    We consent to the reference to our firm under the caption "Experts" and to the use of our report dated April 4, 1997, except for the third and fourth paragraphs of Note 6, as to which the date is May , 1997, in Amendment No. 1 to the Registration Statement (Form SB-2 No. 333-25257) and related Prospectus of HORIZON Pharmacies, Inc. for the registration of 1,200,000 shares of its common stock.



Oklahoma City, Oklahoma
May   , 1997



    The foregoing consent is in the form that will be signed upon completion of the reorganization of the capital accounts of the Company as described in the fourth paragraph of Note 6 to the accompanying financial statements.


                                                    ERNST & YOUNG LLP


Oklahoma City, Oklahoma
May 30, 1997